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Investors:
Joe Selner, Chief Financial Officer
920-491-7120
Media:
Cindy Moon-Mogush, Corporate Communications
920-431-8034

Associated CEO touts success, outlines prospects at shareholder meeting

MILWAUKEE – April 26, 2006 – Associated Banc-Corp advanced its strategic priorities in 2005 and positioned itself for continued growth in 2006, company President and CEO Paul S. Beideman told shareholders Wednesday.

He said the company concluded its 35th year of business with record earnings, more banking offices in Wisconsin than any other financial institution, and an unbroken string of dividend increases. Associated has produced a total shareholder return of 67 percent since Jan. 1, 2003.

Beideman made the remarks at the company’s Annual Shareholders’ Meeting. Associated held its meeting in Milwaukee for the first time as a way to welcome the former shareholders of Milwaukee-based State Financial Bank, acquired in 2005.

The company expanded from 307 to 324 branch locations in 2005 with its acquisition of State Financial.

Beideman said that while the interest rate environment is challenging for banks in the short term, Associated’s progress on its strategic priorities is positioning the company well for the future.

The company is improving its quality of earnings through an initiative to reduce its level of wholesale funding, and through diversifying its revenue sources. At the same time, expenses remained well controlled in 2005 as the company integrated two acquisitions with more than 100 branches.

“We are pleased with our progress in 2005. Through our acquisitions and continuous investment in our people we are positioning the company for future growth,” he said.

The company announced last week a 7.4 percent dividend increase, the 36th consecutive annual increase. The first quarterly dividend at the new rate will be paid May 15 to shareholders of record as of May 8.

Also at the meeting:

•     Shareholders approved a board recommendation to make all directors eligible for re-election every year, a change proposed by the board to enhance the accountability of directors. The change will take effect with the 2007 Annual Shareholders’ Meeting.

• Shareholders also re-elected directors Karen Beckwith, Ronald Harder and J. Douglas Quick.
• The independent registered public accounting firm of KPMG LLP was affirmed as Associated’s outside auditor.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $22 billion. Associated’s 324 banking offices serve more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.